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                                                                     EXHIBIT 5.1

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                               February 17, 1999

Chancellor Media Corporation
300 Crescent Court, Suite 600
Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Chancellor Media Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form
S-4 (No. 333-          ) (as amended, the "Registration Statement") under the
Securities Act of 1933, as amended, relating to the proposed offering of up to 16,179,645 shares of the common stock, $0.01 par value, of the Company (the "Shares"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 7, 1998, by and between the Company and Ranger Equity Holdings Corporation, a Delaware corporation ("LIN"). The Shares are to be issued to the stockholders of LIN in accordance with terms of the Merger Agreement in exchange for each such stockholder's shares of common stock, $0.01 par value ("LIN Common Stock"), of LIN.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Charter"), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares have been duly authorized and, when issued and delivered to the stockholders of LIN in exchange for shares of LIN Common Stock in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.
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Chancellor Media Corporation
February 17, 1999
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The opinions expressed herein are limited to the corporate laws of the State of
Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                     Very truly yours,

                                          /s/ WEIL, GOTSHAL & MANGES LLP